Exhibit 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: March 31, 2009 at 9:00 am.

Information Analysis Inc. Announces Fourth Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the fourth quarter and full year ended December 31, 2008. Revenues were $1,651,000, compared to $2,156,000 reported in the fourth quarter 2007. The information technology services company reported a net loss of $102,000 or $(0.01) per share basic and diluted, compared to a net loss of $23,000 or $0.00 per share basic and diluted in the comparable period in 2007.

     For the year ended December 31, 2008, IAI posted revenue of $6,694,000 and a net loss of $371,000, or $(0.03) per share basic and diluted. The Company reported revenue of $9,953,000 and net income of $184,000 or $0.02 per share basic and diluted for the year ended December 31, 2007.

     “This has been a challenging 2008 for us due to the deterioration of the economy and constrained budgets within the federal government,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “In response, we invested added resources in the area of sales to build a larger pipeline of business, and we have been aggressively working on building more strategic partnerships with some of the larger service companies. Those efforts have borne fruit, and the results are beginning to take hold in 2009. We are also beginning a new business practice in the area of IT business intelligence that looks very promising. In addition, we have made substantial cost cutting moves to improve our profit picture for 2009. Our financial net worth and cash position are strong and will help carry us through this difficult period. Having gone through several of these retooling efforts over the last thirty years, I am confident that 2009 will be much improved over 2008.

     “We are continuing to pursue merger/acquisition opportunities with other organizations.”

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Information Analysis Reports Fourth Quarter Results

March 31, 2009 Page 2 of 4

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-KSB for the fiscal year ended December 31, 2007, and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Fourth Quarter Results
March 31, 2009

Information Analysis Incorporated
Condensed Statements of Operations

	Three months ended December 31,
(in thousands, except per share data)	2008	2007
Sales:
Professional fees	$857	$1,677
Software sales	794	479

Total sales	1,651	2,156
Cost of goods sold and services provided:
Cost of professional fees	642	1,268
Cost of software sales	667	369

Total cost of sales	1,309	1,637

Gross profit	342	519
Operating expenses:
Selling, general and administrative	450	514

(Loss) income from operations	(108)	5
Other income (expenses), net	6	(24)

(Loss) before provision for income taxes	(102)	(19)
Provision for income taxes	-	4

Net (loss)	$(102)	$(23)

Earnings per Common Share: Basic and Diluted
Basic net loss	$(0.01)	$0.00

Diluted net loss	$(0.01)	$0.00

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,196,760	11,383,584

	Twelve months ended December 31,
(in thousands, except per share data)	2008	2007
Sales:
Professional fees	$4,951	$7,042
Software sales	1,743	2,911

Total revenue	6,694	9,953
Cost of goods sold and services provided:
Cost of professional fees	3,669	5,361
Cost of software sales	1,348	2,300

Total cost of sales	5,017	7,661

Gross profit	1,677	2,292
Operating expenses:
Selling, general and administrative	2,069	2,100

(Loss) income from operations	(392)	192
Other income (expenses)	21	(4)

(Loss) income before provision for income taxes	(371)	188
Provision for income taxes	--	4

Net (loss) income	$(371)	$184

Earnings per Common Share:
Basic net (loss) income	$(0.03)	$0.02

Diluted net (loss) income	$(0.03)	$0.02

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,196,760	11,398,180

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Information Analysis Reports Fourth Quarter Results
March 31, 2009

Information Analysis Incorporated
Balance Sheets

	As of	As of
(in thousands)	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,549	$1,223
Accounts receivable, net	1,122	1,560
Prepaid expenses	470	463
Other assets	1	4
Other receivables	--	2

Total current assets	3,142	3,252

Fixed assets, net	56	79

Other assets	6	9

Total assets	$3,204	$3,340

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$802	$721
Deferred revenue	603	394
Accrued payroll and related liabilities	214	258
Other accrued liabilities	31	45
Income taxes payable	2	3

Total current liabilities	1,652	1,421

Total liabilities	1,652	1,421

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding at
December 31, 2008, and 2007	128	128
Additional paid in capital	14,550	14,546
Accumulated deficit	(12,196)	(11,825)
Less treasury stock; 1,642,616 shares at
cost at December 31, 2008 and 2007	(930)	(930)

Total stockholders' equity	1,552	1,919

Total liabilities and stockholders' equity	$3,204	$3,340

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